EXHIBIT 16.1
April 9, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the information required by Item 16F of Form 20-F included in Form F-1 dated April 9, 2010, of Charm Communications Inc. and are in agreement with the statements contained in paragraphs one, two, three and five in the section “Change in Accountants” on pages 155 and 156 as they relate to Ernst & Young Hua Ming. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China